Exhibit 99.2

THE RUBICON PROJECT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 1, 2020 (the "Acquisition Date"), The Rubicon Project, Inc. (the "Company" or "Rubicon Project"), completed a stock-for-stock merger ("Merger") with Telaria, Inc. ("Telaria"), a leading provider of connected television ("CTV") technology, creating an independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Rubicon Project and Telaria, combined and adjusted to give effect to the Merger.
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Rubicon Project and Telaria.
The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any synergies.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions Rubicon Project believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 assumes the Merger occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes the transaction occurred on December 31, 2019. The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger, based on the historical financial position and results of operations of Rubicon Project and Telaria. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 was prepared based on the historical audited consolidated balance sheet of Rubicon Project and Telaria as of December 31, 2019, respectively, and the unaudited pro forma condensed statement of operations for the year ended December 31, 2019 was prepared based on the historical audited consolidated statement of operations of Rubicon Project and Telaria, respectively.
The historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Rubicon Project and Telaria, contained in each company's Annual Report on Form 10-K for the year ended December 31, 2019, which were filed with the Securities and Exchange Commission ("SEC") on February 27, 2020 and March 16, 2020, respectively. For Telaria's audited consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2019, 2018, and 2017, and the notes related thereto, refer to exhibit 99.1 to this Current Report on Form 8-K/A.
The Merger is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Rubicon Project treated as the acquiror. Under the acquisition method, the total purchase price is calculated as described in Note 3. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various estimates.

  THE RUBICON PROJECT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2019
(In thousands)

	Historical
	The Rubicon Project, Inc.	Telaria, Inc.	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$88,888	$54,164	$—		$143,052
Accounts receivable, net	217,571	157,317	—		374,888
Prepaid expenses and other current assets	6,591	4,605	—		11,196
TOTAL CURRENT ASSETS	313,050	216,086	—		529,136
Property and equipment, net	23,667	1,990	—		25,657
Right of use lease asset	21,491	23,793	—		45,284
Internal use software development costs, net	16,053	—	—		16,053
Intangible assets, net	11,386	3,548	98,992	(A)	113,926
Other assets, non-current	2,103	2,030	—		4,133
Goodwill	7,370	9,403	130,842	(B)	147,615
TOTAL ASSETS	$395,120	$256,850	$229,834		$881,804
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$259,439	$168,818	$14,103	(C)	$442,360
Lease liabilities - current portion	7,282	5,487	—		12,769
Other current liabilities	778	349	—		1,127
TOTAL CURRENT LIABILITIES	267,499	174,654	14,103		456,256
Lease liabilities - non-current portion	15,231	24,046	—		39,277
Other liabilities, non-current	454	323	—		777
Deferred tax liabilities	—	1,050	—	(D)	1,050
TOTAL LIABILITIES	283,184	200,073	14,103		497,360
STOCKHOLDERS’ EQUITY
Common stock	1	4	(4)	(E), (F)	1
Treasury stock	—	(31,980)	31,980	(E)	—
Additional paid-in capital	453,064	304,781	(18,170)	(E), (F)	739,675
Accumulated other comprehensive income (loss)	(45)	(1,187)	1,187	(E)	(45)
Accumulated deficit	(341,084)	(214,841)	200,738	(C), (E)	(355,187)
TOTAL STOCKHOLDERS’ EQUITY	111,936	56,777	215,731		384,444
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$395,120	$256,850	$229,834		$881,804

The accompanying notes to unaudited pro forma condensed combined financial statements are an integral part of these statements.

THE RUBICON PROJECT, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(In thousands, except per share amounts)

	Historical
	The Rubicon Project, Inc.	Telaria, Inc.	Reclassifications		Pro forma Adjustments		Pro forma Combined
Revenue	$156,414	$68,038	$—		$—		$224,452
Expenses:
Cost of revenue	57,391	13,625	—		11,290	(AA), (CC)	82,306
Sales and marketing	44,565	25,503	1,054	(RC)	14,840	(BB), (CC)	85,962
Technology and development	40,269	11,140	195	(RC)	—		51,604
General and administrative	41,772	29,200	237	(RC)	(3,586)	(DD)	67,623
Depreciation and amortization	—	1,486	(1,486)	(RC)	—		—
Total expenses	183,997	80,954	—		22,544		287,495
Loss from operations	(27,583)	(12,916)	—		(22,544)		(63,043)
Other (income) expense:
Interest income, net	(789)	—	—		—		(789)
Other income, net	(285)	(4,385)	—		—		(4,670)
Foreign exchange loss, net	481	—	—		—		481
Total other income, net	(593)	(4,385)	—		—		(4,978)
Loss before income taxes	(26,990)	(8,531)	—		(22,544)		(58,065)
(Benefit) provision for income taxes	(1,512)	476	—		—		(1,036)
Net loss	(25,478)	(9,007)	—		(22,544)		(57,029)
Net loss attributable to common stockholders	$(25,478)	$(9,007)	$—		$(22,544)		$(57,029)
Basic and diluted net loss per share attributable to common stockholders	$(0.48)	$(0.20)					$(0.55)
Basic and diluted weighted-average shares used to compute net loss per share attributable to common stockholders	52,614	45,865			51,994	(EE)	104,608

The accompanying notes to unaudited pro forma condensed combined financial statements are an integral part of these statements.

THE RUBICON PROJECT, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(unaudited)

Note 1—Description of Transaction and Basis of Pro Forma Presentation
On December 19, 2019, Rubicon Project, Madison Merger Corp., a wholly owned subsidiary of Rubicon Project ("Merger Sub"), and Telaria entered into an Agreement and Plan of Merger, providing for the Merger of Merger Sub with and into Telaria, with Telaria continuing as the surviving corporation and a wholly owned subsidiary of Rubicon Project. The Merger was completed on the Acquisition Date. In connection with the Merger, Rubicon Project also assumed Telaria’s 2013 Equity Incentive Plan, as amended, 2008 Stock Plan, as amended, and the ScanScout, Inc. 2009 Equity Incentive Plan, as amended.
Each share of Telaria common stock issued and outstanding immediately prior to the completion of the Merger (except for shares held by Telaria as treasury stock and shares owned directly or indirectly by Rubicon Project or Merger Sub) were converted into 1.082 fully paid and nonassessable shares of Rubicon Project common stock, and, if applicable, substituting cash in lieu of fractional shares, less any applicable withholding taxes. Based on the number of shares of Rubicon Project common stock and Telaria common stock outstanding and reserved for issuance as of the Acquisition Date, former holders of Telaria common stock owned approximately 48% and pre-merger holders of Rubicon Project common stock owned approximately 52% of the common stock of the combined company on a fully diluted basis.
The Merger was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification, referred to as ASC, 805, Business Combinations. Rubicon Project management determined that Rubicon Project was the acquiror for financial accounting purposes. In identifying Rubicon Project as the accounting acquiror, the companies considered the structure of the transaction and other actions contemplated by the Merger agreement, relative outstanding share ownership and market values, the composition of the combined company’s board of directors, the relative size of Rubicon Project and Telaria, and the designation of certain senior management positions of the combined company.
In accordance with ASC 805, Rubicon Project recorded the acquisition based on the fair value of the consideration transferred and then allocated the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values as of the Acquisition Date. The excess of the value of consideration transferred over the aggregate fair value of those net assets was recorded as goodwill. Any identified definite lived intangible assets will be amortized over their estimated useful lives and any identified intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill will be tested for impairment when certain indicators are present. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies. The pro forma adjustments are based on preliminary estimates that management believes are reasonable under the circumstances. Management's purchase price allocation is preliminary and subject to change pending finalization of the valuation, including finalization of tax attributes and forecast assumptions. The actual purchase price allocation will be subject to the completion of the valuation of the assets acquired and liabilities assumed as of the Acquisition Date.
For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Rubicon Project has applied the guidance in ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.
The unaudited pro forma condensed combined financial statements have been prepared to illustrate the financial impact of Rubicon Project's Merger with Telaria. The unaudited pro forma condensed combined statements of operations combine the historical results of operations of the Company and the historical results of operations of Telaria for the year ended December 31, 2019 as if the acquisition had occurred as of January 1, 2019. The unaudited pro forma condensed combined balance sheet combines the balance sheets of the Company and Telaria as of December 31, 2019 as if the acquisition had occurred on that date. The balance sheet and statements of operations information as of and for the year ended December 31, 2019 of Rubicon Project and Telaria have been derived from the audited financial statements included in each Company's Annual Report on Form 10-K for the period ended December 31, 2019, which were filed with the SEC on February 27, 2020 and March 16, 2020, respectively. For Telaria's audited consolidated balance sheets as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2019, 2018, and 2017, and the notes related thereto, refer to exhibit 99.1 to this Current Report on Form 8-K/A.
Note 2—Accounting Policies and Reclassifications
Rubicon Project performed a detailed review of Telaria's accounting policies for the purpose of identifying any material differences in significant accounting policies between Rubicon Project and Telaria, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Rubicon Project involved a review of Telaria’s publicly disclosed summary of significant accounting policies, including those incorporated by reference in exhibit 99.1 to this Current Report on Form 8-K/A, and discussions with Telaria’s management regarding Telaria’s significant accounting policies to identify material adjustments.
Certain reclassifications have been made in Telaria’s historical statement of operations in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Rubicon Project and are reflected in the column "Reclassifications." The reclassification adjustments on the statement of operations pertain to the reclassification of depreciation and amortization in Telaria's historical statement of operations to cost of revenues, sales and marketing, technology and development, and general and administrative, as applicable, to be consistent with Rubicon Project’s accounting classification related to the presentation of depreciation and amortization.
A substantial majority of Telaria’s revenue was reported on a net basis; however, a portion of Telaria’s revenue was reported on a gross basis given the nature of the arrangements and its determination that it served as the principal in such arrangements. Rubicon Project’s revenue is reported on a net basis. Telaria’s revenue recognition policy is described in its consolidated financial statements and related notes thereto incorporated by reference to the Annual Report on Form 10-K of Telaria, Inc. for the year ended December 31, 2019, referenced in exhibit 99.1 to this Current Report on Form 8-K/A. Rubicon Project's revenue recognition policy is described in the consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 27, 2020. Revenue reported on a gross basis in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was not significant.
Note 3—Purchase Consideration and Preliminary Purchase Price Allocation
The following table summarizes the total purchase consideration (in thousands):

Shares of Rubicon Project common stock	$274,528
Fair value of stock-based awards exchanged	10,915
Acceleration of single trigger equity awards, converted	1,168
Total purchase consideration	$286,611

The purchase consideration for the acquisition included 51,994,002 shares of the Company's common stock, with a fair value of approximately $274.5 million, based on the Company's stock price as reported on the NYSE on the Acquisition Date. In addition, as part of the acquisition, existing stock options to purchase Telaria common stock and Telaria restricted stock units were exchanged for options to purchase the Company's common stock and restricted stock units of the Company, respectively, each based on the exchange ratio of one share of Telaria common stock for 1.082 shares of Rubicon Project common stock, as defined in the Merger agreement. The fair value of stock options and restricted stock units exchanged on the Acquisition Date attributable to pre-acquisition services of approximately $9.6 million and $1.3 million, respectively, have been recorded as purchase consideration. In addition, the Company recorded additional purchase consideration associated with acceleration of single-trigger equity awards in the amount of $1.2 million.
The fair value of stock options and restricted stock units exchanged on the Acquisition Date attributable to post-acquisition services of $5.5 million and $12.1 million, respectively, will be recorded as additional stock-based compensation expense on the Company's consolidated statement of operations over their remaining requisite service (vesting) periods.

The following table summarizes the preliminary purchase price allocation of the acquisition purchase price and the tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their respective fair value as December 31, 2019 (in thousands):

Cash and cash equivalents	$54,164
Accounts receivable, net	157,317
Prepaid expenses and other current assets	4,605
Property and equipment, net	1,990
Right-of-use lease asset	23,793
Intangible assets	102,540
Other assets, non-current	2,030
Goodwill	140,245
Total assets acquired	486,684
Accounts payable and accrued expenses	168,818
Lease liabilities - current portion	5,487
Other current liabilities	349
Lease liabilities - non-current portion	24,046
Other liabilities, non-current	323
Deferred tax liability	1,050
Total liabilities assumed	200,073
Total preliminary purchase price	$286,611

The preliminary purchase price allocation presented above is derived from Telaria's balance sheet as of December 31, 2019.
        The Company believes the amount of goodwill resulting from the purchase price allocation is primarily attributable to expected synergies from assembled workforce, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made. The goodwill generated in Merger is not tax deductible.
        The following table summarizes the components of the intangible assets and estimated useful lives (dollars in thousands):

		Estimated Useful Life
Technology	$57,400	5 years
In-process research and development	8,220	4.7 years*
Customer relationships	35,800	2.5 years
Backlog	920	<1 year
Trademarks	200	<1 year
Total intangible assets acquired	$102,540
* In-process research and development consists of two projects with a weighted-average useful life of 4.7 years. Amortization begins once associated projects are completed and it is determined they have alternative future use.

As part of the acquisition, deferred tax liabilities of $23.9 million were established related to the acquired intangible assets as if the Merger had occurred on December 31, 2019, which were fully offset by the estimated income tax effect of the partial release of Telaria's valuation allowance. The deferred tax liability was calculated based on an estimated combined tax rate of 23.3%.

Note 4—Pro Forma Adjustments
        The pro forma combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. The pro forma adjustments included in the unaudited condensed combined financial information are as follows:

A.To eliminate Telaria's historical intangible assets and accumulated amortization, net of $3.5 million and to reflect the fair value of identifiable intangible assets with a fair value of $102.5 million.
B.To eliminate Telaria's historical goodwill of $9.4 million and to reflect estimated goodwill of $140.2 million created as a result of the Merger. Goodwill represents the excess of the estimated fair value of the total consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3. The goodwill is attributable to the expected synergies of the combined business operations and new growth opportunities. Goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made. The goodwill generated in the Merger of the companies is not tax deductible.
C.To include estimated Merger-related transaction costs of $7.4 million for Rubicon Project and $6.7 million for Telaria that are not recognized in the respective company’s balance sheets as of December 31, 2019. These adjustments are included in the pro forma balance sheet as they are Merger-related costs, including advisory, accounting, legal and other professional fees, that have been incurred through the closing of this Merger.
D.A deferred tax liability of $23.9 million was established related to the acquired intangible assets as if the Merger had occurred on December 31, 2019, which was fully offset by the estimated income tax effect of the partial release of Telaria's valuation allowance of up to the value of the established deferred tax liability. The deferred tax liability was calculated based on an estimated combined tax rate of 23.3%.
E.To eliminate Telaria's historical equity balances of $56.8 million.
F.To record the estimated purchase price associated with the merger of $286.6 million. The purchase price was determined to be based on the fair value of 51,994,002 shares of Rubicon Project's common stock, with a par value of $0.00001 per share, issued as part of the Merger with a fair value of $274.5 million, fair value of stock-based awards exchanged of $10.9 million, and the acceleration of single-trigger stock-based awards in the amount of $1.2 million.
AA. To adjust cost of revenue to reflect the amortization expense associated with the fair value of the acquired technology of $11.5 million for the year ended December 31, 2019.
BB. To adjust sales and marketing expenses to reflect the amortization expense associated with the fair value of the acquired customer relationships, backlog, and trademarks of $15.4 million for the year end December 31, 2019.
CC. To eliminate Telaria's historical intangible asset amortization from cost of revenue of $0.2 million and sales and marketing expenses of $0.6 million for the year ended December 31, 2019.
DD. To reverse Rubicon Project's transaction costs of $1.9 million and Telaria's transaction costs of $1.7 million for the year ended December 31, 2019 associated with the Merger.
EE. To reflect the issuance of 51,994,002 shares of Rubicon Project common stock as part of the Merger, as if they had been issued as of January 1, 2019. Pro forma combined basic and diluted net loss per share combines weighted-average shares used to computer net loss per share for Rubicon Project and the issuance of common stock as part of the Merger.
RC. Certain reclassifications have been made in the historical consolidated financial statements of Telaria in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Rubicon Project and are reflected in the column "Reclassifications."